Report Name - 10F-3

Fund - Smith Barney Social Awareness Fund

                                Period : 08/01/05 through 01/31/06


                                    ID : 720
                           Issuer Name : American Express
                                           Credit (5 Yr Fixed)
                            Trade Date : 11/29/05
                        Selling Dealer : BNP Paribas
                Total Shares Purchased : 2,000,000.00
                        Purchase Price : 99.64
                    % Received by Fund : 0.333%
                        % of Issue (1) : 0.333%
        Other Participant Accounts (2) :                -
                      Issue Amount (2) :     600,000,000.00
          Total Received All Funds (2) :       2,000,000.00

(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.

(2) Includes purchases by other affiliated mutual funds and discretionary accounts.


                           Report Name : 10F-3 Syndicate Supplement

                                Issuer : American Express
                                            Credit (5 Yr Fixed)
                            Trade Date : 11/29/05
                 Joint/Lead Manager(s) : BNP Paribas
                                         Citigroup
                                         Credit Suisse First Boston Corp
                         Co-Manager(s) : Blaylock & Partners
                                         Deutsche Bank Securities Inc
                                         Goldman Sachs & Co
                                         Wachovia Capital Markets
                                         Williams Capital Group LP
                         Selling Group : N/A